UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant    ☒
Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Lyris, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

LYRIS, INC.
6401 Hollis St., Suite 125
Emeryville, CA 94608-1090

May 5, 2011

Dear Stockholder:

     You are cordially invited to attend the annual meeting ( “Annual Meeting”) of stockholders of Lyris, Inc. to be held on Tuesday June 7, 2011 at 10:00 a.m., local time, at the Lyris offices at 6401 Hollis St., Suite 125, Emeryville, CA 94608.

     Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement (“Proxy Statement”). Included with the Proxy Statement is a copy of our 2010 Annual Report.

     Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage to read the enclosed Proxy Statement before you decide to vote. You may vote by mailing a completed enclosed proxy card and return the enclosed proxy as promptly as possible. Your vote by proxy will ensure your representation at the Annual Meeting.

     Thank you for your ongoing support of Lyris, Inc. We look forward to seeing you at our Annual Meeting.

Very truly yours,

/s/ Wolfgang Maasberg
Wolfgang Maasberg
Chief Executive Officer

Emeryville, California
May 5, 2011

LYRIS, INC.
6401 Hollis St., Suite 125
Emeryville, CA 94608-1090
__________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time:	10:00 a.m., Tuesday, June 7, 2011

Place:	6401 Hollis St., Suite 125, Emeryville, California 94608

Record Date:	April 15, 2011

Matters to be voted upon:

  Election of two Class III directors, William T. Comfort, III and Wolfgang Maasberg, for terms expiring at the 2014 annual meeting of stockholders

  Approval of an amendment to our Certificate of Incorporation to effect a reverse stock split of the outstanding shares of our Common Stock, par value $0.01 per share, at a ratio of not less than one-for-ten and not more than one-for-fifteen and a reduction in the number of authorized shares of capital stock from 200,000,000 to 40,000,000 shares of Common Stock, par value $.01 per share and from 20,000,000 to 4,000,000 shares of Preferred Stock, par value $.01 per share (the “Reverse Stock Split”)and, granting our board of directors the discretionary authority to effect the Reverse Stock Split at any time prior to our next annual meeting of stockholders;

  Ratification our Audit Committee’s appointment of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011; and

  Any other business as may be properly brought before the annual meeting or any adjournments or postponements thereof, pursuant to our bylaws.
     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record the close of business on the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at our offices at the address on this notice and at the Annual Meeting. This notice of meeting and accompanying proxy statements are first being sent to our stockholders on or about May 5, 2011.

     Important notice regarding the availability of proxy materials for the 2011 Annual Meeting of stockholders. The proxy statement and our 2010 annual report to stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, are available at www.lyris.com under “Company,” then “Investor Relations,” under “SEC Filings,” then “10-K Annual Report” and “DEF 14A Definitive Proxy Statement”

By Order of the Board of Directors,
/s/Keith D. Taylor
Keith D. Taylor
Secretary
May 5, 2011
YOUR VOTE IS IMPORTANT
All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure representation at the meeting, in the enclosed postage paid envelope, for your convenience. Returning your proxy will help us assure that a quorum will be present at the meeting and avoid the additional expense of duplicate proxy solicitations. Even if you have voted by proxy, you may still vote in person if you attend the meeting.

LYRIS, INC
6401 Hollis St., Suite 125
Emeryville, CA 94608-1090

____________

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held at 10:00 a.m., on Tuesday, June 7, 2011
at our offices at 6401 Hollis St., Suite 125, Emeryville, California 94608

________________________

     We are furnishing this proxy statement to our stockholders in connection with the 2011 Annual Meeting of Stockholders.

     Our Board of Directors is soliciting the proxy of our stockholders to vote their shares at the annual meeting. These proxy materials have been prepared by our management for the Board of Directors. This proxy statement and the accompanying form of proxy are first being sent to our stockholders on or about May 5, 2011.

     The mailing address for our principal executive office is 6401 Hollis St., Suite 125, Emeryville, CA 94608-1090.

_________________________

PROCEDURAL MATTERS

SOLICITATION AND REVOCABILITY OF PROXIES

     The Board of Directors (“Board of Directors”) of Lyris, Inc. (“Lyris” or the “Company”) requests your proxy for use at the annual meeting (“Annual Meeting”) of our stockholders to be held on Tuesday, June 7, 2011 at 10:00 a.m. local time, at our offices at 6401 Hollis St., Suite 125, Emeryville, California 94608, and at any adjournment or postponement thereof. By signing and returning the enclosed proxy (“Proxy”), you authorize the persons named on the Proxy to represent you and to vote your shares at the annual meeting. This Proxy Statement and the form of Proxy were first mailed to our stockholders on May 5, 2011.

     This solicitation of proxies is made by the Board of Directors and will be conducted primarily by mail. Officers, directors and employees may solicit proxies personally or by telephone, telegram or other forms of electronic, wire or facsimile communication. We may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock, par value $0.01 per share (“Common Stock”), that those companies hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by us.

     If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed Proxy or are represented by another Proxy. You may revoke your Proxy at any time before it is exercised at the Annual Meeting by (a) signing and submitting a later-dated Proxy to our corporate Secretary, (b) delivering written notice of revocation of the Proxy to our corporate Secretary or (c) voting in person at the Annual Meeting. In the absence of any such revocation, shares represented by the persons named on the Proxies will be voted at the Annual Meeting.

VOTING AND QUORUM

     The only voting securities we currently have outstanding are shares of our Common Stock. As of the close of business on April 15, 2011 (“Record Date”), there were 121,233,700 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.

     Each outstanding share of Common Stock is entitled to one vote. The presence, in person or by proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote as of the Record Date shall constitute a quorum at the Annual Meeting. If a quorum is not present, in person or by proxy, at the Annual Meeting or any adjournment thereof, the Chairman of the Annual Meeting or the holders of a majority of the Common Stock entitled to vote who are present or represented by proxy at the Annual Meeting may adjourn the Annual Meeting until a quorum is present. At any such adjourned meeting at which a quorum is present, in person or by proxy, any business may be transacted that may have been transacted at the Annual Meeting had a quorum originally been present; provided that, if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. Abstentions and broker non-votes will count in determining if a quorum is present at the Annual Meeting. A broker non-vote occurs if a broker or other nominee attending the meeting in person or submitting a Proxy does not have discretionary authority and has not received voting instructions with respect to a particular item.

PROPOSAL ONE

ELECTION OF TWO CLASS III DIRECTORS

     The Board of Directors has designated William T. Comfort, III and Wolfgang Maasberg as nominees for election as Class III directors of the Company at the Annual Meeting (“Nominees”). Each Nominee currently serves as a Class III director. If elected, a Nominee will serve until the expiration of his term at the 2014 annual meeting of stockholders, and until his respective successor is elected and qualified, or until his earlier death, resignation or removal from office. For information about the Nominees, see “Directors.”

     The Board of Directors has approved the nomination of the Nominees, and each nominee has consented to serve if elected by the stockholders. The Board of Directors has no reason to believe that a Nominee will be unable or unwilling to serve if elected. If a Nominee becomes unable or unwilling to serve, your Proxy will be voted for the election of a substitute nominee recommended by the current Board of Directors.

Required Vote and Recommendation

     The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and our Certificate of Incorporation and Bylaws, abstentions and broker non-votes will not have any effect on the election of a particular director. Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of the Nominees.

     The Board of Directors recommends that the stockholders vote “FOR” the election of the Nominees.

PROPOSAL TWO

GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS
TO EFFECT A REVERSE STOCK SPLIT AND REDUCE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK

     At the 2010 annual meeting of stockholders, the stockholders approved a proposal to authorize (i) a reverse stock split of the outstanding Common Stock at a ratio of not less than one-for-ten and not more than one-for-thirty and (ii) a reduction in the number of authorized shares of Common Stock from 200,000,000 to 20,000,000 and to grant the Board of Directors discretion to effect such reverse stock split by filing an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware (“2010 Stock Split”). The Board of Directors subsequently determined not to implement the 2010 Stock Split, because the price of our common stock has not traded consistently since the authorization by stockholders at a price at which the reverse stock split would likely be sufficient meet The NASDAQ Stock Market listing requirements.

     It is still the Company’s intention to seek a reverse stock split and the Board of Directors has unanimously adopted a resolution declaring advisable, and recommending to the Company’s stockholders for their approval, a proposed amendment to Article Fourth of the Company’s Certificate of Incorporation (“Amendment”) that would authorize (i) a reverse stock split of the outstanding Common Stock at a ratio of not less than one-for-ten and not more than one-for-fifteen (“Reverse Stock Split”) and (ii) a reduction in the number of authorized shares of capital stock from 220,000,000 to 44,000,000, including 40,000,000 shares of Common Stock, par value $.01 per share and 4,000,000 shares of Preferred Stock, par value $.01 per share. Approval of this proposal will grant the Board of Directors the discretion to file the Amendment at any time prior to the Annual Meeting of the Company’s stockholders for the fiscal year ending June 30, 2011. The form of the Amendment is attached to this Proxy Statement as Appendix A.

     The range of ratios of the Reverse Stock Split that the Board of Directors approved and deemed advisable and for which it is seeking stockholder approval is 1:10 to 1:15, and the ratio of reduction in the number of authorized shares of Common Stock is 1:5. Accordingly, an approval of this proposal would approve the Reverse Stock Split at any ratio between 1:10 to 1:15 and would authorize the Board of Directors, at any time that the Board of Directors determines is appropriate prior to the Annual Meeting of the Company’s stockholders for the fiscal year ending June 30, 2011 to select the exact exchange ratio within that range to implement the Reverse Stock Split and reduce the number of authorized shares of Common Stock. The Board of Directors believes that approval of a proposal granting such discretion to the Board of Directors, rather than approval of an immediate reverse stock split at a specified ratio, provides the Board of Directors with the maximum flexibility to react to current market conditions in the best interests of the Company and its stockholders. In addition, approval of this proposal would give the Board of Directors the authority to abandon the Reverse Stock Split and the reduction in the number of authorized shares of Common Stock altogether in the event that the Board of Directors determines that such actions would not be in the best interests of the Company.

     If the Amendment is implemented, the number of shares of Common Stock owned by each of the Company’s stockholders will be reduced by the same proportion as the reduction in the total number of shares of Common Stock outstanding, so that the percentage of the outstanding Common Stock owned and, accordingly, the voting power held by each of the Company’s stockholders, will remain approximately the same as it was prior to the implementation of the Amendment. The Reverse Stock Split would reduce the number of outstanding shares of Common Stock by approximately 90% to 93.3% (depending on the final reverse split ratio selected within the proposed range of 1:10 to 1:15) and would reduce the number of authorized shares of Common Stock by approximately 80%, and leave the par value of the Common Stock unchanged at $0.01 per share. Since the number of outstanding shares of Common Stock would be reduced at a greater percentage than the number of authorized shares of Common Stock at any proposed ratio, the net effect of the Amendment could be to increase the number of shares of authorized but unissued Common Stock. The Company has no current plans to issue any of these additional authorized shares of Common Stock.

Reasons for the Reverse Stock Split

     The primary purpose of the Reverse Stock Split is to increase the per share trading value of the Company’s Common Stock in order to seek the listing of the Common Stock on The NASDAQ Stock Market. Generally speaking, the minimum daily closing bid price per share of Common Stock must be $4.00 or greater for initial listing on The Nasdaq Global Select Market, The Nasdaq Global Market or the Nasdaq Capital Market. The Board of Directors believes that an increase in the trading price of the Company’s Common Stock and listing on one of the Nasdaq markets will make the Company a more attractive investment for institutional investors. The Board of Directors intends to effect the proposed Reverse Stock Split, if at all, only if it believes that a decrease in the number of shares outstanding is likely to improve the trading market for the Common Stock and the likelihood of the Common Stock’s listing on The NASDAQ Stock Market. If the trading price of the Company’s Common Stock increases without the Reverse Stock Split, the Reverse Stock Split may be deemed unnecessary. However, even if the Company effects the Reverse Stock Split, there can be no assurance of a relative increase in the per share trading price of the Company’s Common Stock.

Accounting Adjustments

     Adjustments to the Company’s financial statements to reflect the Reverse Stock Split are expected to be minimal. If the Reverse Stock Split is implemented, the par value of the Company’s Common Stock will remain $0.01 per share. As a result, on the effective date of the Reverse Stock Split the stated capital of the Common Stock on the Company’s balance sheet will be reduced to between 10% and 6.67% of its present amount (depending on the final reverse split ratio selected within the proposed range of 1:10 to 1:15), and the additional paid-in capital account will be increased with the amount by which the stated capital is reduced. The stockholders’ equity of the Company, in the aggregate, will remain unchanged. The Company’s historical earnings per share data would also be restated to reflect the Reverse Stock Split. The expected immediate effect of the Reverse Stock Split in the market would be an increase in the trading price per share for the Company’s Common Stock and a decrease in the number of issued and outstanding shares of Common Stock that were available for trading, as compared to pre-Reverse Stock Split levels.

Possible Effects of the Reverse Stock Split

     If the Company’s stockholders approve the Reverse Stock Split, the Amendment will become effective upon the Board of Directors’ decision to implement the Reverse Stock Split at the selected ratio and the filing of the Amendment with the Secretary of State of the State of Delaware substantially in the form of Appendix A to this Proxy Statement. Stockholders have no rights under Delaware law or the Company’s Certificate of Incorporation or Bylaws to exercise dissenters’ rights of appraisal with respect to the Reverse Stock Split.

     The Reverse Stock Split will not affect the registration of the Common Stock under the Securities Exchange Act of 1934 (“Exchange Act”) or the listing of the Common Stock on the OTC Bulletin Board (“OTCBB”). Following the Reverse Stock Split, the Company’s Common Stock will continue to be listed on the OTCBB under the symbol “LYRI.OB.” If approved and implemented, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots may be somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Reverse Stock Split also is not intended, nor likely, to have the effect of causing the Company to have a going private transaction within the meaning of Rule 13e-3 under the Exchange Act.

     The Reverse Stock Split also will not have a dilutive effect on existing or future awards under the Company’s equity-based compensation plan. If the Amendment is implemented, the Board of Directors will take appropriate action, as required, to adjust proportionately the number of shares of Common Stock available for awards, the number of shares of Common Stock that may be acquired pursuant to any awards and the price (including the exercise price) for each share of Common Stock subject to outstanding options or other awards.

     The Board of Directors does not anticipate that the Reverse Stock Split will materially affect the Company’s net operating loss carryforwards (“NOLs”). However, the Board of Directors may effect the Reverse Stock Split even if doing so will have an adverse effect on the NOLs, if the Board of Directors determines that the Reverse Stock Split is otherwise in the best interests of the Company.

     Based on approximately 121,233,700 shares of the Common Stock outstanding as of the record date, the following table reflects the approximate number of shares of our Common Stock that would be outstanding as a result of the Reverse Stock Split at various ratios within the proposed range:

		Approximate Number of
	Approximate Percentage	Shares of Common Stock to be
	Reduction in Outstanding	Outstanding after the Reverse
Proposed Ratio	Common Stock	Stock Split
1:15	93.3%	8,082,247

1:14	92.9%	8,659550

1:13	92.3%	9,325,669

1:12	91.7%	10,102,808

1:11	90.9%	11,021,245

1:10	90.0%	12,123,370

     If the Reverse Stock Split is effected, no certificates representing fractional share interests in the Common Stock would be issued, and no such fractional share interest would entitle the holder thereof to any rights as a stockholder (other than the right to receive cash). In lieu of any such fractional share interest, upon surrender of the certificates representing a holder’s Common Stock, such holder would be paid cash by the Company in an amount equal to the product of such fraction multiplied by the last trade price of the Common Stock on the OTCBB on the day that the Reverse Stock Split becomes effective (or, in the event the Common Stock is not so traded on that day, such last trade price on the next preceding day on which the Common Stock is traded). Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the effective date may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or its transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the jurisdiction to which they were paid. All shares held by a stockholder would be aggregated, and one new stock certificate will be issued, unless the transfer agent is otherwise notified by the stockholder.

Potential Anti-Takeover Effect

     Due to the proposed range of ratios of the Reverse Stock Split, the decrease in the number of authorized shares of Common Stock may be at a different ratio than the ratio that our Board of Directors selects to reduce the issued and outstanding shares of Common Stock pursuant to the Reverse Stock Split. Although not designed or intended for such purposes, the Reverse Stock Split could adversely affect the ability of third parties to take over or change the control of the Company by, for example, permitting issuances (without further stockholder approval) that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. Notwithstanding that such an increased proportion of unissued authorized shares of Common Stock to issued shares of Common Stock could, under certain circumstances, have an anti-takeover effect, the Reverse Stock Split is not in response to any effort of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of anti-takeover actions to the Board of Directors or the Company’s stockholders.

Procedures for Exchange of Certificates

     As soon as practicable after the day that the Reverse Stock Split becomes effective, each stockholder of record will be mailed a transmittal form and be provided the opportunity (but shall not be obligated) to surrender their certificates to the Company’s exchange agent, STOCKTRANS (“Exchange Agent”), in exchange for certificates and cash in lieu of fractional shares representing post-split Common Stock. Stockholders will not receive certificates for shares of post-split Common Stock or cash in lieu of fractional shares unless and until the certificates representing their shares of pre-split Common Stock are surrendered and they provide such evidence of ownership of such shares as we or the Exchange Agent may require. Beginning on the day that the Reverse Stock Split becomes effective, each certificate representing shares of the pre-split Common Stock would be deemed for all corporate purposes to evidence ownership of the appropriate number of shares of post-split Common Stock.

     No service charge would be payable by stockholders in connection with the exchange of certificates, all costs of which will be borne and paid by the Company. STOCKHOLDERS SHOULD NOT SEND IN CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM THE COMPANY’S EXCHANGE AGENT.

Material Federal Income Tax Consequences of the Reverse Stock Split

     The following is a summary of material U.S. federal income tax consequences of the Reverse Stock Split, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (“Code”), Treasury Regulations promulgated under the Code, administrative rulings and judicial decisions. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and we cannot assure you that the IRS will not assert, or that a court will not sustain, a position contrary to any aspect of this summary.

     This summary is limited to holders who hold shares of our Common Stock as capital assets for U.S. federal income tax purposes. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:
  banks, insurance companies or other financial institutions;

  foreign persons or entities;

  holders subject to the alternative minimum tax;

  tax-exempt organizations;

  dealers in securities or commodities;

  persons who acquired shares of our Common Stock in compensatory transactions;

  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  certain former citizens or long-term residents of the United States;

  persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

  persons deemed to sell our Common Stock under the constructive sale provisions of the Code.
     In addition, if a partnership holds our Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships and partners in partnerships that hold our Common Stock should consult their tax advisors regarding the tax consequences of the Reverse Stock Split.

THIS DISCUSSION IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

     Federal Income Tax Consequences to the Company

     We believe that the Reverse Stock Split will constitute a reorganization as described in Section 368(a)(1)(E) of the Code. Accordingly, we will not recognize taxable income, gain or loss in connection with the Reverse Stock Split.

Federal Income Tax Consequences to Stockholders Who Receive Solely Shares of Post-Split Common Stock

     Holders who receive solely shares of post-split Common Stock in the Reverse Stock Split will not recognize gain or loss as a result of the Reverse Stock Split. Such holder will have an aggregate tax basis in the post-split Common Stock received in the Reverse Stock Split equal to the aggregate adjusted tax basis in such holder’s pre-split Common Stock. The holding period of the shares of post-split Common Stock will include the holding period of the holder’s shares of pre-split Common Stock.

     Federal Income Tax Consequences to Stockholders Who Receive Solely Cash in the Reverse Stock Split

     Each holder of our Common Stock who receives solely cash in the Reverse Stock Split and does not actually or constructively own any shares of post-split Common Stock will recognize capital gain or loss equal to the difference between the amount of cash received in the Reverse Stock Split and the holder’s adjusted tax basis in his or her shares of pre-split Common Stock. Any recognized capital gain generally will be long-term capital gain if the holder has held his or her shares of our Common Stock for more than one year and otherwise will constitute short-term capital gain or loss. Long-term capital gains of individuals and other non-corporate taxpayers are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

     Federal Income Tax Consequences to Holders Who Receive Cash and Post-Split Common Stock in the Reverse Stock Split

     Each holder of our Common Stock who receives both cash and post-split Common Stock in the Reverse Stock Split will generally recognize gain (but not loss) in an amount equal to the lesser of (a) the amount of cash received in connection with the Reverse Stock Split, and (b) the amount, if any, by which the sum of the cash and fair market value of the shares of post-split Common Stock received in the Reverse Stock Split exceed the holder’s adjusted tax basis in his or her shares of pre-split Common Stock.

     Gain recognized in connection with the Reverse Stock Split generally will be capital gain, unless the receipt of cash by the holder has the effect of a distribution of a dividend, in which case the gain will be treated: (a) first, as dividend income to the extent of the holder’s ratable share of the undistributed earnings and profits of the Company as calculated for U.S. federal income tax purposes, if any, (b) second, as a tax-free return of capital to the extent of the holder’s adjusted tax basis in his or her shares of pre-split Common Stock, and (c) third, as capital gain. The determination of whether gain recognized by a holder of our Common Stock will have the effect of a distribution of a dividend is discussed below under the caption “Treatment of Cash as a Dividend.” Any recognized gain that is treated as capital gain generally will be long-term capital gain if the holder has held his or her shares of our Common Stock for more than one year. Long-term capital gains of individuals and other non-corporate taxpayers are eligible for reduced rates of taxation.

     A holder of our Common Stock who receives both cash and post-split Common Stock in the Reverse Stock Split will have an aggregate tax basis in the post-split Common Stock received in the Reverse Stock Split equal to the aggregate adjusted tax basis in such holder’s pre-split Common Stock, reduced by the amount of any cash received by the holder in the Reverse Stock Split, and increased by the amount of gain (including the portion of any gain that is treated as a dividend) recognized by the holder in the Reverse Stock Split. The holding period of the shares of post-split Common Stock will include the holding period of the holder’s shares of pre-split Common Stock.

     Treatment of Cash as a Dividend

     In general, the determination of whether the gain recognized by a holder of our Common Stock will be treated as capital gain or dividend income depends on whether and to what extent the Reverse Stock Split reduces a holder’s deemed percentage stock ownership interest in the Company and upon such holder’s particular circumstances. For purposes of this determination, a holder of our Common Stock will be treated as if the portion of the shares of pre-split Common Stock exchanged for cash had been redeemed by the Company for cash (“deemed redemption”). The gain recognized in the Reverse Stock Split will be treated as capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the holder or (ii) “not essentially equivalent to a dividend,” as those terms are used in the Code.

     The deemed redemption, generally, will be “substantially disproportionate” with respect to a holder if the percentage described in (ii) below is less than 80 percent of the percentage described in (i) below, and immediately after the deemed redemption the holder owns less than 50 percent of the total combined voting power of all classes of our voting stock. Whether the deemed redemption is not “essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of our Common Stock. In general, that determination requires a comparison of (i) the percentage of our Common Stock that the holder is deemed actually and/or constructively to have owned immediately before the deemed redemption and (ii) the percentage of the outstanding Common Stock that is actually and/or constructively owned by the holder immediately after the deemed redemption. The IRS has ruled that a shareholder in a publicly-held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has any reduction in his or her percentage stock ownership interest under the foregoing analysis. In applying the foregoing tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the shares of our Common Stock actually owned. Holders of our Common Stock are strongly urged to consult their own tax advisors as to the application of the constructive ownership rules and as to whether the cash received in the Reverse Stock Split will be treated as a dividend.

     Special Rate for Certain Dividends

     In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15 percent rate of tax on any cash received in the Reverse Stock Split that is treated as a dividend as described above, if (i) you are an individual or other non-corporate holder of our Common Stock, (ii) you have held the shares of our Common Stock with respect to which the dividend was received for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date, as determined under the Code, and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You are urged to consult your tax advisor regarding the applicability of the 15 percent rate to any cash that is treated as a dividend as described above.

     Backup Withholding

     Backup withholding at 28 percent may apply with respect to certain payments, including cash received in the Reverse Stock Split, unless a holder of our Common Stock (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such holder is a U.S. person and otherwise complies with applicable requirements of the backup withholding rules. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Required Vote and Recommendation

     The affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date is required to approve this proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal. Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted in favor of this proposal.

     The Board of Directors recommends that the stockholders vote “FOR” approval of the amendment to the Certificate of Incorporation effecting the Reverse Stock Split and a grant of discretionary authority to the Board to effect the Reverse Stock Split.

PROPOSAL THREE

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     On October 12, 2010, the Audit Committee of the Board of Directors (“Audit Committee”) selected Burr, Pilger & Mayer LLP (“BPM”) to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2011. Representatives of BPM, which also served as the Company’s independent auditors for the fiscal year ended June 30, 2010, are not expected to be present at the Annual Meeting.

     The Audit Committee has the responsibility for selecting our independent registered public accounting firm, and stockholder ratification is not required by law or otherwise. However, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the stockholders’ opinion, which the Audit Committee will take into consideration in future deliberations. If the selection of BPM as our independent registered public accounting firm is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent registered public accounting firms without the approval of our stockholders whenever the Audit Committee deems termination necessary or appropriate.

Required Vote and Recommendation

     Ratification of the selection of BPM as our independent registered public accounting firm for the fiscal year ending June 30, 2011, requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law and our Certificate of Incorporation and Bylaws, an abstention will have the same legal effect as a vote against the ratification of BPM, and each broker non-vote will reduce the absolute number, but not the percentage, of affirmative votes necessary for approval of the ratification. Unless otherwise instructed on the proxy or unless authority to vote is withheld, the enclosed proxy will be voted for the ratification of BPM as our independent auditors for the fiscal year ending June 30, 2011.

     The Board of Directors recommends that stockholders vote “FOR” the ratification of the selection of Burr, Pilger & Mayer LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011.

EXECUTIVE OFFICERS

     The executive officers, as listed below, were appointed by the Board of Directors to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

     Wolfgang Maasberg, age 38, was appointed our Chief Executive Officer in August, 2010. He also serves on our Board of Directors. Prior to joining our Company, Mr. Maasberg served as Vice President Sales, Americas, of the Omniture business unit at Adobe Systems since its January 2010 acquisition of Omniture. From May 2005 to January 2010, Mr. Maasberg served in various senior sales management positions at Omniture, including most recently as Senior Vice President Sales, Americas. Prior to Omniture he held sales and sales leadership responsibilities at Coremetrics, where he finished as Regional Vice President of Sales, North America. Mr. Maasberg began his career at Dell Computer in 1997 and in 2000 joined FIT Technologies as Vice President of Sales.

     Keith D. Taylor, age 54, was appointed our Chief Financial Officer in January, 2011. Prior to joining us he served as Chief Financial Officer for Exigen Capital, LP, an international private equity group, since 2008, where he managed all finance and accounting matters. Mr. Taylor also served as Chief Financial Officer for Magellan Navigation, Inc., a consumer GPS company, from 2007 to 2008. From 2000 to 2007 Mr. Taylor served as CFO for VC-backed enterprise software companies such as Encover, Brassring, and Topio. Mr. Taylor’s prior experience includes Ernst & Young LLP, Apple, Inc. and Adecco SA. Mr. Taylor earned an MBA from San Jose State University, and a BSBA from Cal Poly State University, San Luis Obispo.

     Philip Sakakihara, age 67, joined our Company as Chief Technology Officer in January, 2011. Most recently, he was founder and CTO of OnVideon, a provider of SaaS-cloud computing solutions since 2008 and also founder and principal of Global Mountain Software, a full service software development and program management consulting business since 2006. Mr. Sakakihara prior experience includes CTO of Enterprise Products at Fidelity National Financial and at Hewlett Packard, where he began his career and was eventually General Manager for Distributed Computing Products. Mr. Sakakihara has both a BS and an MS in applied mathematics, and served as a full time visiting professor at the University of California, Davis in networks, database, and object based systems.

     Jim Lovelady, age 47, is our Senior Vice President of Sales and joined the Company in October 2010. Prior to joining our Company, he was Vice President of Sales for Production Services Associates LLC, a marketing supply chain management company during 2010 and Vice President, Retail Sales at Cellfire, Inc., a digital mobile marketing services provider from 2007 thru 2009. He also worked for Epsilon, a provider of marketing automation technologies as Vice President, Sales from 2006 thru 2007; Yesmail, an email services provider, from 2002 thru 2005 as Vice President, Sales; and, Digital Impact, a digital marketing and services company, as Regional Vice President, Sales. Lovelady holds a bachelor of business administration degree from Cleary University, Ann Arbor, Michigan.

     Tina Stewart, age 46, is our Senior Vice President of Marketing and joined the Company in November 2010. Prior to joining our Company, she worked for Juniper Networks a networking, security and software company from October 2006 to September 2010 where most recently she served as Senior Director of Web and Online Strategy. Previous to that, she was Vice President of Worldwide Marketing for Arbor Networks from September 2005 to September 2006 and has also held senior marketing roles at several other technology companies. Stewart holds a bachelor of science degree in public relations and a master of science degree in mass communications from San Jose State University, San Jose, California.

     Nello Franco, age 45, who joined us in February, 2011 is our Company’s Senior Vice President of Customer Success responsible for all aspects of our portfolio of client services, including client relations and account implementation and management. Most recently, Mr. Franco was VP Field Operations for SCOPIX, a provider of technology solutions for retail store management since October 2009 and was previously with W-5 Networks since July 2005 where he was VP Marketing and Field Operations. From 2001-2005, Mr. Franco was VP, Services and Support for Tacit Software. Franco holds a BA degree in Political Science and International Relations from UCLA.

DIRECTORS

Nominees for Election—Class III Directors (term to expire at the 2014 Annual Meeting)

     Wolfgang Maasberg. See Mr. Maasberg’s biographical information in “Executive Officers” above. We believe that Mr. Massberg should serve on our Board of Directors because he serves as the Company’s Chief Executive Officer and President. He brings a wealth of experience to the Company from his prior positions as a senior executive at public technology companies and specifically companies in the subscription-based digital marketing business.

     William T. Comfort, III, age 44, has served as a member of our Board since May 2002 and as Chairman of the Board since November, 2002. He was a private equity investment professional with CVC Capital Partners, a leading private equity firm based in London, England, from February 1995 until December 2000. From February 2001 to February 2003 he served as a consultant to Citicorp Venture Capital (“CVC”). He is now principal of Conversion Capital Partners Limited, an investment fund headquartered in London. Mr. Comfort also has served as a director of numerous public and private companies as a representative of CVC Capital Partners and CVC, from all of which he has resigned. Mr. Comfort is currently a director of Kofax, Inc. Mr. Comfort received his J.D. and L.L.M. in tax law from New York University School of Law. We believe Mr. Comfort should serve as a member of our Board of Directors based on the important perspective he brings to our Board of Directors and management team from his extensive experience as a investor in a numerous businesses, both public and privately held, providing guidance and counsel to a wide variety of companies, and service on the boards of directors of numerous private and publicly-held companies.

Continuing Class I Directors (term to expire at the 2012 Annual Meeting)

     Andrew Richard Blair, age 77, has been a member of our Board since November 12, 2002. He is a founder of Freimark Blair & Company, Inc., a broker-dealer research boutique. Mr. Blair has served as President, Chief Executive Officer, Chief Financial Officer and as a director of Freimark Blair since January 1983. Mr. Blair received his B.S. in Science and Business Administration from Wake Forest University. We believe that Mr. Blair possesses specific attributes that qualify him to serve as a member of our Board of Directors and to serve as chair of our Audit Committee, including his financial and accounting expertise and his substantial knowledge of financial markets.

     Nicolas De Santis Cuadra, age 44, has been a member of our Board since January 16, 2003. Mr. De Santis Cuadra has served since January 2003 as the Chief Executive Officer of London-based Twelve Stars Communications (now called Corporate Vision Strategists), an international strategic vision and brand business consulting firm, located in London, England, which Mr. De Santis Cuadra founded in 1994. He previously served as the Chief Executive Officer of Twelve Stars Communications from 1994 until December 1998. From December 2000 until January 2003, Mr. De Santis Cuadra served as the marketing director of OPODO Ltd., an online travel portal owned by British Airways, Lufthansa, Air France and several other European-based airlines. From January 1999 until December 2000, Mr. De Santis Cuadra served as Senior Vice President and Chief Marketing Officer of Beenz.com, the Internet currency website sold to Carlson Marketing the U.S.A. based global marketing services company. We believe that Mr. De Santis’ should serve as a member of our Board of Directors because his substantial strategic planning and marketing experience and his executive experience at several Internet related businesses.

Continuing Class II Directors (term to expire at the 2013 Annual Meeting)

     James A. Urry has been a member of our Board since June 25, 2007. Mr. Urry is a partner at Court Square Capital Partners, a private equity firm in New York, New York. Mr. Urry currently serves as a member of the board of directors of Intersil Corporation, a semiconductor company. He also served as a Director of AMI Semiconductor prior to the merger of AMI and ON Semiconductor on March 12, 2008. Previously, Mr. Urry was a Partner at Citigroup Venture Capital Ltd. from 1989 to 2006. Mr. Urry is the brother-in-law of William T. Comfort, III, one of our directors. We believe Mr. Urry should serve as a member of our Board of Directors based on the insight and guidance he brings to our board of directors and management team from his over 20 years as a private equity investor in a numerous businesses, providing direction and counsel to a wide variety of companies, and service on the boards of directors of private and publicly-held companies.

Term of Office

     Our Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each. Messrs. Blair and De Santis Cuadra currently serve as Class I directors, whose terms expire at the 2012 Annual Meeting. Mr. Urry currently serves as a Class II director whose term expires at the 2013 Annual Meeting. Mr. Maasberg and Mr. Comfort currently serve as a Class III directors whose terms expire at the 2011 Annual Meeting.

DIRECTOR INDEPENDENCE

     We have adopted The NASDAQ Stock Market’s standards for determining the independence of directors. Under these standards, an independent director means a person other than an executive officer or one of our employees or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the following persons shall not be considered independent:
  A director who is, or at any time during the past three years was, employed by us;

  a director who accepted or who has a family member who accepted any compensation from us in excess of $100,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:
  compensation for service on the Board of Directors or any committee thereof;

  compensation paid to a family member who is one of our employees (other than an executive officer); or

  under a tax-qualified retirement plan, or non-discretionary compensation;
  a director who is a family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;

  a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:
  payments arising solely from investments in our securities; or

  payments under non-discretionary charitable contribution matching programs;
  a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers served on the compensation committee of such other entity; or

  a director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.
     For purposes of The NASDAQ Stock Market’s independence standards, the term “family member” means a person's spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person's home.

     The Board of Directors has assessed the independence of each non-employee director under The NASDAQ Stock Market’s independence standards set forth above, and believes that all four non-employee directors (Messrs. Blair, Comfort, De Santis and Urry) are independent.

MEETINGS AND COMMITTEES OF DIRECTORS

     The Board of Directors had seven meetings during fiscal 2010 (all of which were telephonic). The Board of Directors has two standing committees: the Audit Committee (which met four times, all telephonically) and the Compensation Committee (which met twice, both telephonically). Each of the committees is appointed by the Board of Directors. During the fiscal year ended June 30, 2010, no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the number of committee meetings of which each director is a part.

     We do not have a formal policy concerning annual stockholder meeting attendance by directors. One director attended last year’s annual meeting.

Audit Committee

     The Audit Committee’s purpose is to assist the Board of Directors with its oversight of the following areas:
  our accounting and financial reporting process;

  the quality and integrity of the financial statements and other financial information that we provide to any governmental body or the public;

  our compliance with legal and regulatory requirements;

  the independent auditors’ qualifications and independence; and

  the performance of our internal audit function and independent auditors.
     The role and other responsibilities of the Audit Committee are set forth in the Audit Committee Charter. The Audit Committee Charter is not available on our website. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix B.

     The members of the Audit Committee are Messrs. Blair and De Santis Cuadra, with Mr. Blair serving as chairman. The Board of Directors has affirmatively determined that all members of the Audit Committee meet the independence requirements of the listing standards of The NASDAQ Stock Market and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”). Those standards require that, in addition to meeting the independence standards set forth under “Director Independence,” each member of the Audit Committee must not be an affiliate of ours and must not receive from us, directly or indirectly, any consulting, advisory or other compensatory fees except for fees for services as a director. The Board of Directors also has determined that Mr. Blair satisfies the requirements for an “audit committee financial expert” and has designated Mr. Blair as our audit committee financial expert.

Compensation Committee

     The Compensation Committee’s purpose is to assist the Board of Directors in determining the compensation of senior management and administering our benefit plans. The Compensation Committee is composed of Messrs. Comfort and Urry.

     The Compensation Committee currently does not have a charter. The Compensation Committee establishes the salaries of all corporate officers, including the named executive officers set forth in the Summary Compensation Table under “Executive Compensation,” and directs and administers our incentive compensation plans. The Compensation Committee also reviews with the Board of Directors its recommendations relating to the future direction of corporate compensation practices and benefit programs. The Compensation Committee does not have the authority to delegate any of its responsibilities. The Compensation Committee may receive recommendations from our Chief Executive Officer or other officers regarding executive compensation and benefits, and may secure the services of our accounting and human resources department in fulfilling its responsibilities. To date, the Compensation Committee has not retained independent advisors in the fulfillment of its responsibilities.

     The Board of Directors has determined that all of the members of the Compensation Committee satisfy the independence requirements of the listing standards of The NASDAQ Stock Market. Additionally, Mr. Urry qualifies as a “non-employee director” under applicable SEC rules, and both Mr. Comfort and Mr. Urry qualify as “outside directors” under Section 162(m) of the Code.

Nominating Procedures

     We do not currently have a nominating committee of the Board of Directors, and all director nominations are considered by the Board as a whole. The goal of the Board has been, and continues to be, to identify nominees for service on the Board of Directors who will bring a variety of perspectives and skills from their professional and business experience. Depending upon the current needs of the Board and the Company, certain factors may be weighed more or less heavily. The Board may also consider candidates with appropriate non-business backgrounds as potential nominees.

     In considering potential nominees, the Board of Directors considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee. However, the Board believes that all directors should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to matters presented to the Board, and no conflict of interest that would interfere with performance as a director.

     The Board of Directors identifies nominees by first evaluating, on an informal basis, the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective or skill set. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board will then determine if there is a need to replace that director or reduce the number of directors serving on the Board, in accordance with our Bylaws and Certificate of Incorporation. If the Board determines a need to replace a non-continuing director, it identifies the desired skills and experience in light of the criteria set forth above. Current members of the Board are polled for suggestions as to individuals meeting those criteria, and research may also be performed to identify qualified individuals. To date, the has not formally engaged third parties to assist in identifying or evaluating potential nominees, although the Board reserves the right to do so in the future.

     Our Bylaws contain provisions addressing the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting. Historically, we have not had a formal policy concerning stockholder recommendations for nominees. Given our size, the Board does not feel that such a formal policy is warranted at this time. The absence of such a policy, however, does not mean that a reasonable stockholder recommendation will not be considered, in light of our particular needs and the policies and procedures set forth above. Procedures for submitting such stockholder recommendations are set forth under “Stockholder Communications with the Board” below. The will reconsider this matter at such time as it believes that our circumstances, including our operations and prospects, warrant the adoption of such a policy.

Stockholder Communications with the Board

     We do not have a formal process by which stockholders may communicate directly with directors. However, in recent years, an informal process has developed in which communications sent to the Board of Directors or in care of an officer or another representative is forwarded to the Chief Executive Officer, who is also a director. We believe this process has adequately served the needs of the Board and our stockholders. In light of SEC disclosure rules on this matter, the Board may consider the development and adoption of more formal procedures. Until such procedures are adopted and disclosed to our stockholders, stockholders may direct communications intended for the Board to the Secretary of the Company, at 6401 Hollis St., Suite 125, Emeryville, California 94608. The envelope containing such communication must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication” or similar statement that clearly and unmistakably indicates the communication is intended for the Board. All such communications must clearly indicate the author as a stockholder and state whether the intended recipients are all members of the Board or just certain specified directors. The Secretary of the Company will make copies of all such communications and circulate them to the appropriate director or directors.

COMPENSATION OF DIRECTORS

     We pay each non-employee member of our Board of Directors an annual retainer of $25,000. Each non-employee director is also entitled to a fee of $1,000 per in-person meeting attended, a fee of $1,000 for each in-person committee meeting attended that is not scheduled in conjunction with a Board meeting, and a fee of $500 for all other committee meetings attended. Directors are also reimbursed for their out-of pocket expenses associated with the Board and committee meetings. Our executive officers do not receive additional compensation for serving on the Board. Mr. Comfort, our Chairman of the Board and Mr. Urry have waived all retainers and fees for their services.

     Director Compensation Table

     The table below summarizes the compensation paid to non-employee members of the Board of Directors for the fiscal year ended June 30, 2010.

	Fees Earned or	Stock
	Paid in Cash	Compensation	Total
Name	($)	($)	($)
Andrew Richard Blair	27,000 (1)	—	27,000
William T. Comfort III (2)	—	—	—
Nicolas De Santis Cuadra	27,000 (1)		27,000
James A. Urry (2)	—	—	—
____________________

(1)	Fees consist of a $25,000 annual retainer and additional payments for four telephonic Audit Committee meetings.

(2)	Messrs. Comfort and Urry have waived all retainers and fees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Compensation Committee during fiscal 2010 consisted of William T. Comfort, III, who also serves as our non-executive Chairman of the Board, and Mr. James A. Urry. See “Certain Relationships and Related Transactions” below for a description of transactions involving us and Mr. Comfort and an entity controlled by Mr. Urry.

     No executive officer of the Company serves as a member of the compensation committee or board of directors of another company of which an executive officer serves on the Compensation Committee, nor does any executive officer of the Company serve as a member of the compensation committee of another company of which an executive officer serves as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Subscription Agreements

     On April 12, 2010, Lyris entered into subscription agreements with each of William T. Comfort, III, Chairman of the Board, and Meudon Investments, a New York limited partnership whose general partner, James A. Urry, is a member of our Board of Directors. Pursuant to the subscription agreements, Mr. Comfort purchased 12,121,212 shares of our common stock at a purchase price of $0.33 per share, or $4,000,000 in the aggregate, and Meudon Investments purchased 6,060,606 shares our common stock at a purchase price of $0.33 per share, or $2,000,000 in the aggregate.

Indemnification Agreements

     We have entered into indemnification agreements with all of our directors. Under these agreements, we are obligated to indemnify the directors to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director. We believe that these indemnification agreements are helpful in attracting and retaining qualified directors.

Policies and Procedures

     Under SEC rules, we must disclose “related-person transactions” between Lyris or its subsidiaries and related persons. A related person is a director, officer, nominee for director, or 5% stockholder of the Company since the beginning of the last fiscal year, and the immediate family members of these persons. A transaction, or series of transactions, may constitute a “related-person transaction” if the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. To date we have not adopted a formal written policy with respect to such related-party transactions. However, an informal, unwritten policy has been in place whereby all such related-party transactions are reported to, and approved by, the full Board (other than any interested director). Factors considered by the Board when deliberating such transactions include:
  whether the terms of such transaction are fair to us;

  whether the transaction are consistent with, and contribute to, our growth strategy; and

  what impact, if any, such transaction will have on the transfer restrictions currently in place with respect to our Common Stock.
The subscription agreements listed above were both approved by the full Board (other than those directors with interests in the transactions).

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

     Our executive compensation programs focus on attracting retaining executives needed to operate and grow our business. The Compensation Committee has not utilized a formal compensation policy; rather, executive compensation has been established on a relatively informal, ad-hoc basis. We have not undertaken a formal study to determine whether compensation paid to our executives is competitive with that of our competitors and we have not established a peer group of companies in relation to which we measure our executive compensation. Instead, the Compensation Committee has focused on negotiated executive compensation arrangements at the time of hire, to assemble an executive team that will develop and implement our long-term strategic goals. Salaries are individually negotiated at the time of hire for our executives and may be adjusted with increases or decreases in responsibilities. From time to time, salaries may also be adjusted in response to competitive forces in the marketplace.

Annual Bonus Plan

     On August 1, 2008, the Compensation Committee approved an annual incentive bonus plan, under which key employees, including our named executive officers, are eligible to receive quarterly cash bonus payments. The objectives of the bonus plan are to align participants’ incentives with Lyris’ business goals, and to reward and retain high performing key employees.

     Under the bonus plan, participants are eligible to receive bonuses based on individual performance and our Company’s performance. Individual performance objectives may be established by the Compensation Committee. Company performance (the “Company Performance Bonus”) is based on the following criteria: (1) net new monthly hosted revenue additions (“net new MRR”); (2) total revenue; and (3) corporate earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Compensation Committee may select additional criteria for the Company Performance Bonus. For each bonus plan year, the Compensation Committee will establish the percentage to use for each of the criteria that comprise the Company Performance Bonus, such that participants are aware of the relative importance of each criterion in determining any Company Performance Bonuses. To the extent the Company exceeds performance targets participants are eligible for additional bonus awards.

     In fiscal year 2010, the Compensation Committee established only Company performance criteria under this bonus plan, and no individual performance measures. The Company performance criteria were weighted as follows: (1) 50% based on achievement of net new MRR; (2) 30% based on total revenue; and (3) 20% based on corporate earnings before interest, taxes, depreciation and amortization. The quarterly performance objectives that were required for executives to earn their target bonuses were as follows.

	% Weighting	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net new MRR	50	$330,000	$330,000	$315,000	$217,000
Total Revenue	30	$11,996,000	$12,670,000	$11,104,000	$11,614,000
EBITDA	20	$1,339,000	$2,021,000	$963,800	$1,038,000

     Target bonus amounts for our named executive officers in fiscal 2010 were: 125% of annual base salary for Mr. Rivera; 25% of annual base salary for Mr. Mathieu; and 22.5% of annual base salary for Ms. Mackintosh. The Compensation Committee believes these bonus targets reflect the relative ability of our named executive officers to make meaningful contributions to our overall performance.

     In the first quarter of fiscal 2010 the Compensation Committee determined that the Company would not be able to achieve the performance targets under this bonus plan due to the difficult economic environment. Indeed, none of the Company performance targets were achieved and no bonuses would have been paid under the terms of this bonus plan. However, the Compensation Committee believed that bonuses also serve an important retention purpose, so it decided to award discretionary bonuses to the named executives based on the Committee’s judgment about the Company’s financial resources that were available for this purpose. The Compensation Committee determined the aggregate amount that was available for bonus payments to our executive staff, including the named executive officers, and bonuses were paid to named executives in proportion to each person’s respective target bonus. This process was repeated in each of the quarters of fiscal 2010.

     Aggregate bonus amounts paid to our named executive officers in fiscal 2010 were: $161,144 for Mr. Rivera; $35,891 for Mr. Mathieu; and $31,280 for Ms. Mackintosh. These amounts were proportional to their respective target bonus amounts except in the fourth quarter of fiscal 2010 when slightly lower amounts were paid to Mr. Mathieu and Ms. Mackintosh in order to allocate larger bonus payments to executive officers other than named executives. These discretionary bonuses were not based on the Compensation Committee’s subjective evaluation of the specific individual contributions of the named executive officers.

Equity Compensation

     We grant stock options to executives when they are hired as a part of their overall compensation package. The number of options and corresponding vesting schedules are based on our perception of what our Compensation Committee believes is needed to be competitive in the marketplace. However, we do not conduct any formal peer group benchmarking studies. Additional option awards may be granted based on the recommendation of the chief executive officer and approved by the Compensation Committee in recognition of outstanding performance or upon an executive assuming additional responsibility.

Role of Executive Officers in Compensation Decisions

     The Compensation Committee makes all executive officer compensation decisions. The Compensation Committee actively considers, and has the ultimate authority of approving, recommendations made by the Chief Executive Officer regarding all equity-based awards to employees. Our Chief Executive Officer determines, in consultation with the Compensation Committee, the non-equity compensation of our employees who are not executive officers.

Employment Agreements and Change-In-Control Provisions

     Employment Agreements/Arrangements

We have entered into employment agreements with our named executive officers. The employment agreements have the following general terms.

     Wolfgang Maasberg. Effective August 18, 2010, we entered into an employment agreement with Wolfgang Maasberg in connection with his appointment to serve as our President and Chief Executive Officer. The term of the agreement is for three years and will automatically extend for one year at the end the initial term of the agreement and at the end of each annual extension term unless 90 days prior written notice is given prior to the end of the term. The initial base salary under the agreement is $350,000 and Mr. Maasberg is eligible to receive an annual cash bonus of up to $100,000. We agreed to pay Mr. Maasberg a sign on bonus of $10,000 per month for each month he remains an employee for up to 18 months. In addition, Mr. Maasberg received an award of options to purchase 1,500,000 shares of our common stock, par value $0.01 per share, at an exercise price of $0.33 per share that vest over four years, with 25% of the total number of shares subject to the option vesting on August 18, 2011, and the remainder vesting in equal installments of 1/12 of the total number of shares subject to the option on each three-month anniversary thereafter. We awarded Mr. Maasberg 4,500,000 restricted stock units (“RSUs”) that vest over four years, with 25% vesting on August 18, 2011, and the remainder vesting in equal installments of 1/12 of the total number of shares subject to the RSU on each three-month anniversary thereafter. Additionally, we agreed to pay Mr. Maasberg relocation payments not to exceed $94,500. Mr. Maasberg is eligible to participate in any of the Company’s employee benefit plans to the extent applicable generally to our other employees.

     The employment agreement also provides for certain payments to Mr. Maassberg described in greater detail below in the section titled “Potential Payments upon Termination or Change in Control.”

     Luis A. Rivera. Effective May 12, 2005, Lyris Technologies, Inc., our wholly owned subsidiary, entered into an employment agreement with Luis A. Rivera, to serve as President and Chief Executive Officer. The term of the agreement was for five years and expired on May 12, 2010. The initial annual base salary under the agreement was $200,000, which was raised to $250,000 on May 27, 2010 and Mr. Rivera was eligible to receive a quarterly performance bonus based on our profitability. In addition, Mr. Rivera received an award of options to purchase 3,600,000 shares of our Common Stock, par value $0.01 per share, at an exercise price of $0.30 per share that vested ratably on a quarterly basis over four years from the date of grant. Mr. Rivera was also eligible to participate in any “Investment Plans” and “Welfare Plans” (as defined in the employment agreement) to the extent applicable generally to our other employees.

     Mr. Rivera resigned from the Company effective August 18, 2010 and was entitled to certain severance payments under the terms of his employment agreement. The severance payments to Mr. Rivera are described in greater detail below in the section titled “Potential Payments upon Termination or Change in Control.”

     Mr. Rivera is subject to non-competition and non-solicitation provisions for a twelve month period following his termination and ongoing confidentiality and non-disparagement obligations.

     Blaine Mathieu. Effective November 1, 2007, Lyris Technologies, Inc. entered into an agreement with Blaine Mathieu to serve as Senior Vice President of Marketing. The initial base salary under the agreement was $210,000, which was raised to $235,000 on May 1, 2010. He was also eligible for an incentive bonus of up to $52,500. Mr. Mathieu also received a sign on bonus of $50,000 subject to repayment of one hundred percent of the bonus if he was terminated for cause or voluntarily terminated with in the first nine months of his employment and subject to repayment of fifty percent of the bonus if he was terminated for cause or voluntarily terminated with in the first eighteen months of his employment. In addition, Mr. Mathieu received an award of options to purchase 450,000 shares of our Common Stock at an exercise price of $1.30 per share. Twenty-five percent of the shares underlying the option vest on November 1, 2008, which is the first anniversary of his date of hire and the remaining 75% vest in equal quarterly installments on the last day of each calendar quarter, provided that the fourth anniversary of his date of hire will be considered the last day of the quarter for vesting purposes. Mr. Mathieu is also eligible to participate in the Company’s benefit plans to the extent applicable generally to our other employees. On February 19, 2008, Mr. Mathieu was granted an award of options to purchase 250,000 shares of our Common Stock at an exercise price of $0.89 per share, which will vest in four equal annual installments beginning February 19, 2009. On January 19, 2010, Mr. Mathieu was granted an award of options to purchase 150,000 shares of our Common Stock at an exercise price of $0.50 per share, which will vest 25% on January 19, 2011 and the remaining 75% in equal quarterly installments on the last day of each calendar quarter provided that the fourth anniversary of the grant date shall be deemed to be the last day of the calendar quarter for vesting purposes. On May 24, 2010 Mr. Mathieu was granted an award of options to purchase 150,000 shares of our Common Stock at an exercise price of $0.40 per share, which will vest in four equal annual installments beginning May 24, 2011. The employment agreement also provided for certain severance payments to Mr. Mathieu described in greater detail below in the section titled “Potential Payments upon Termination or Change of Control.”

     Mr. Mathieu resigned from the Company effective November 10, 2010 and was entitled to certain severance payments under the terms of his employment agreement. The severance payments to Mr. Mathieu are described in greater detail below in the section titled “Potential Payments upon Termination or Change in Control.”

     Mr. Mathieu is subject to non-solicitation provisions for a twenty four month period following his termination and ongoing confidentiality and non-disparagement obligations.

     Heidi Mackintosh. Effective April 15, 2008, Lyris Technologies, Inc. entered into an agreement with Heidi Mackintosh to serve as Chief Financial Officer. The initial base salary under the agreement was $220,000 and she was also eligible for an incentive bonus of up to $49,500. In addition, Ms. Mackintosh received an award of options to purchase 400,000 shares of our Common Stock at an exercise price of $0.83 per share. Twenty-five percent of the shares underlying option vest on May 14, 2009, which is the first anniversary of her employment starting date and the remaining 75% vest in equal quarterly installments on the last day of each calendar quarter, provided that the fourth anniversary of her starting date will be considered the last day of the quarter for vesting purposes. Ms. Mackintosh is also eligible to participate in the Company’s benefit plans to the extent applicable generally to our other employees. On January 19, 2010, Ms. Mackintosh was granted an award of options to purchase 150,000 shares of our Common Stock at an exercise price of $0.50 per share, which will vest 25% on January 19, 2011 and the remaining 75% in equal quarterly installments on the last day of each calendar quarter provided that the fourth anniversary of the grant date shall be deemed to be the last day of the calendar quarter for vesting purposes. On May 24, 2010 Ms. Mackintosh was granted an award of options to purchase 100,000 shares of our Common Stock at an exercise price of $0.40 per share, which will vest in four equal annual installments beginning May 24, 2011. The employment agreement also provided for certain severance payments to Ms. Mackintosh described in greater detail below in the section titled “Potential Payments upon Termination or Change of Control.”

     Ms. Mackintosh resigned from the Company effective January 31, 2011 and was entitled to certain severance payments under the terms of her employment agreement. The severance payments to Ms. Mackintosh are described in greater detail below in the section titled “Potential Payments upon Termination or Change in Control.”

     Ms. Mackintosh is subject to non-solicitation provisions for a twenty four month period following her termination and ongoing confidentiality and non-disparagement obligations.

PENSION BENEFITS, NONQUALIFIED DEFERRED COMPENSATION AND OTHER BENEFITS

     We do not sponsor or maintain either a defined benefit plan or a nonqualified deferred compensation plan for the benefit of our employees.

     All executive officers are eligible to participate in our 401(k) plan and other benefit programs as described below. All executive officers are eligible to participate in the group health and 401(k) plans under the same terms and conditions as all other employees with the exception that, by the terms of his employment contract, the Company pays the employee contribution under our healthcare plan for our Chief Executive Officer, Luis Rivera. The amounts paid by the Company are disclosed below in the Summary Compensation Table and the related footnotes.

     Prior to our March 15, 2009 payroll, our 401(k) plan provides for employer matching funds of up to 50% of the first 6% of an employee’s salary for all qualifying employees including executive officers. The employer matching funds for all employees were discontinued following the March 15, 2009 payroll. We do not provide any other retirement benefits or tax-qualified deferred compensation plans or programs for our executive officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     Mr. Rivera. Pursuant to his employment agreement, in the event Mr. Rivera’s employment is terminated for good reason or without cause, Mr. Rivera was to be entitled to the following
  A lump sum severance payment equal to 1.5 times his then current base salary;

  Any annual bonus awarded to Mr. Rivera prior to the date of termination but not yet paid;

  Mr. Rivera’s annual base salary through the date of termination to the extent not yet paid;

  Any compensation previously deferred by Mr. Rivera;

  Any unreimbursed business expenses;

  Any “accrued investments” (as defined in the employment agreement); and

  Any “accrued welfare benefits”, including any amounts owed as a result of accrued vacation.
     At the end of fiscal year 2010, these provisions would have entitled Mr. Rivera to $375,000 plus any other amounts accrued but not yet paid. Mr. Rivera’s agreement also provides that any amounts, payments, entitlements and benefits earned, accrued or owing but not yet paid will be made in the event of his death or disability or if his employment is terminated for cause. Mr. Rivera’s agreement did not contain a provision for additional payment based on a change of control.

     Under the terms of the agreement: (i) “cause” means (a) the failure of Mr. Rivera to materially perform his obligations and duties thereunder to our satisfaction, which failure is not remedied within 45 days after receipt of written notice from us, (b) commission by Mr. Rivera of an act of fraud upon, or willful gross misconduct toward, us or any of our affiliates, (c) a material breach by Mr. Rivera of certain sections of the agreement, which, in either case, is not remedied within 15 business days after receipt of written notice from us or our Board , (d) the conviction of Mr. Rivera of any felony (or a plea of nolo contendere thereto) or any crime involving moral turpitude, or (e) the failure of Mr. Rivera to carry out, or comply with, in any material respect, any directive of the Board consistent with the terms of the agreement, which is not remedied within 30 business days after receipt of written notice from us or our Board; and (ii) “good reason” shall mean any material breach by us of any provision of the agreement, and shall also include our (or our successors and assigns) substantially altering the position, geographic location, or responsibilities of Mr. Rivera during the term of his employment.

     Mr. Rivera resigned as President and Chief Executive Officer effective August 18, 2010. Under the terms of Mr. Rivera’s separation and release agreement, he was paid an amount equal to all wages, salary, bonuses, reimbursable expenses and, accrued vacation in the amount of $31,023. In addition, Mr. Rivera was paid $375,000 (1.5 times his base salary) in accordance with the terms of his employment agreement. The Company repurchased 170,000 shares of common stock from Mr. Rivera at the then market price of $0.33 for a total payment of $56,100. The Company also amended Mr. Rivera’s stock option agreement to extend the period in which he may exercise unexercised vested shares from ninety (90) days to one year following the date of his resignation.

     Mr. Mathieu. Pursuant to his employment agreement, in the event Mr. Mathieu’s employment is terminated without cause, we will pay to Mr. Mathieu an amount equal to six months of his current annual base salary at the time of termination. At the end of fiscal year 2010, this provision would have entitled Mr. Mathieu to $117,500, plus any other amounts accrued but not yet paid. Mr. Mathieu’s agreement does not contain a provision for additional payment based on a change of control; however, we will require any successor to us to assume expressly and agree to perform this employment agreement in the same manner and to the same extent that we would be required to perform. Mr. Mathieu’s agreement also provides that if the Company is acquired or undergoes a change of control, or if his employment is terminated without Cause, any unvested options shall immediately vest.

     Under the terms of the agreement: “cause” means (a) the failure of Mr. Mathieu to perform his obligations and duties to the satisfaction of us, (b) commission by Mr. Mathieu of an act of fraud upon, or willful misconduct toward, us or any of our affiliates, (c) a material breach by Mr. Mathieu of certain sections of our Proprietary Information and Inventions Agreement (“PIAA”), (d) the failure of Mr. Mathieu to carry out, or comply with, in any material respect, any directive of the Board consistent with the terms of the PIAA, which in the case of each situation above is not remedied within 15 days after receipt of written notice from us or our Board, or (e) the conviction of Mr. Mathieu of (or a plea of nolo contendere to) any felony or any crime involving moral turpitude.

     Mr. Mathieu resigned as Chief Marketing Officer effective November 10, 2010. Under the terms of Mr. Mathieu’s separation and release agreement, Mr. Mathieu remained on the payroll receiving his regular salary through March 25, 2011. Mr. Mathieu’s stock options, both vested and unvested were cancelled as of the date of his resignation.

     Ms. Mackintosh. Ms. Mackintosh’s agreement provides that, in the event her employment is terminated without cause, we shall pay to Ms. Mackintosh an amount equal to six months of her current annual base salary at the time of termination. At the end of fiscal year 2010, this provision would have entitled Ms. Mackintosh to $110,000, plus any other amounts accrued but not yet paid. Ms. Mackintosh’s agreement does not contain a provision for additional payment based on a change of control; however, we will require any successor to us to assume expressly and agree to perform this employment agreement in the same manner and to the same extent that we would be required to perform.

     Under the terms of the agreement: “cause” means (a) the failure of Ms. Mackintosh to perform her obligations and duties to the satisfaction of us, (b) commission by Ms. Mackintosh of an act of fraud upon, or willful misconduct toward, us or any of our affiliates, (c) a material breach by Ms. Mackintosh of certain sections of our PIAA, (d) the failure of Ms. Mackintosh to carry out, or comply with, in any material respect, any directive of the Board consistent with the terms of the PIAA, which in the case of each situation above is not remedied within 15 days after receipt of written notice from us or our Board, or (e) the conviction of Ms. Mackintosh of (or a plea of nolo contendere to) any felony or any crime involving moral turpitude.

     Ms. Mackintosh resigned as Chief Financial Officer effective February 11, 2011. Under the terms of Ms. Mackintosh’s separation and release agreement, Ms. Mackintosh will remain on the payroll receiving her regular salary through August 11, 2011. In addition, we agreed to pay Ms. Mackintosh’s COBRA payment in the amount of $1,316 per month for her healthcare coverage for the same period unless she cancels her health insurance during that period. Ms. Mackintosh’s stock options, both vested and unvested were cancelled as of March 11, 2011.

Tax and Accounting Implications

Deductibility of Executive Compensation

     As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals, subject to certain exceptions. We believe that compensation paid is generally fully deductible for federal income tax purposes. However, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Accounting for Stock-Based Compensation

     We recognize total stock-based expense including employee stock awards and purchases under our 2005 Plan in accordance with the provisions of ASC Topic 718.

Monitoring the Effectiveness of our Compensation Practices

     Despite the informal and relatively subjective nature of the compensation practices set forth above, we nonetheless believe that, at least to date, they have been relatively successful in attracting and retaining the employees necessary to operate, manage and grow our businesses. Indeed, no officer has left the Company during the past year as a result of inadequate compensation.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed with management the disclosures set forth above under the heading “Compensation Discussion and Analysis” and, based on such review and discussions, the Compensation Committee recommended to the Board that such disclosure be included in our Proxy Statement and in the Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

     William T. Comfort, III

     James A. Urry

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes, with respect to our Chief Executive Officer and each of our other named executive officers, information relating to the compensation earned for services rendered in all capacities during fiscal year 2010.

						Non-Equity
						Incentive Plan
			Bonus	Stock	Option	Compensation	All Other
Name and	Year	Salary	(1)	Awards	Grants (2)	(3)	Compensation	Total
Principal Position		$	$	$	$	$	$	$
Luis A. Rivera (4)
Former President and
Chief Executive Officer	2010	204,167	161,144				14,615	379,926
	2009	200,000	25,000			131,250	15,811	372,061

Blaine Mathieu (5)
Chief Marketing Officer	2010	226,667	35,891		80,809		367	343,734
	2009	225,000	12,445			29,531	4,693	271,669

Heidi Mackintosh (6)
Chief Financial Officer	2010	220,000	31,280		55,766			307,046
	2009	220,000	8,044			29,320	4,476	261,840
____________________

(1)	These bonuses were awarded at the discretion of the Compensation Committee.

(2)	Reflects the grant date fair value of the awards made in fiscal 2010 in accordance with ASC 718 and the incremental expense associated with the repricing of outstanding option awards described below in the footnotes to the 2010 Outstanding Equity Awards at Fiscal Year-End table. There were no options grants made to the above named executive officers in fiscal year 2009. The assumptions used in the valuation of these awards are set forth in Note 13 to our consolidated audited financial statements for the fiscal year ended June 30, 2010, included in this Annual Report on Form 10-K and do not purport to reflect the value that will be recognized by the named executive officers upon the sale of the underlying securities. The vesting provisions of these options are also described in the footnotes to the 2010 Outstanding Equity Awards at Fiscal Year-End table below.

(3)	These compensation awards were awarded by the Compensation Committee as Company Performance Bonus awards under our bonus plan (our bonus plan is discussed in greater detail above in the Annual Bonus Plan narrative under Compensation Philosophy and Objectives) for the second third and fourth quarters of fiscal year 2009. For the second, third and fourth quarters of fiscal 2009, the amounts of these compensation awards represent 70% of the individual bonus potentials for each of the individuals.

(4)	Pursuant to Mr. Rivera’s employment agreement, the Company paid the employee portion of his healthcare benefit premiums an amount equal to $14,615 in fiscal year 2010 and $12,961 in fiscal year 2009. In addition, Mr. Rivera received $2,850 in fiscal 2009 as the Company’s matching contribution to his individual 401(k) plan contribution. Mr. Rivera resigned from his positions as President and Chief Executive Officer on August 18, 2010.

(5)	Mr. Mathieu’s compensation under Option Grants above consists of $56,430 as the grant date fair value for options granted in fiscal year 2010 and $24,379 as the incremental value of the repricing of his options on July 9, 2009 that is described below in the footnotes to the 2010 Outstanding Equity Awards at Fiscal Year-End table. Mr. Mathieu received $4,693 in fiscal year 2009 as the Company’s matching contribution to his individual 401(k) plan contribution. Mr. Mathieu resigned from his position as Chief Marketing Officer effective November 10, 2010.

(6)	Ms. Mackintosh’s compensation under Option Grants above consists of $44,955 as the grant date fair value for options granted in fiscal year 2010 and $10,811 as the incremental value of the repricing of her options on July 9, 2009 described below in the footnotes to the 2010 Outstanding Equity Awards at Fiscal Year-End table. Ms. Mackintosh received $4,476 in fiscal year 2009 as the Company’s matching contribution to her individual 401(k) plan contribution. Ms. Mackintosh resigned from her position as Chief Financial Officer effective February 11, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

     The following table reflects outstanding stock options held by the named executive officers as of June 30, 2010.

							Market
						Number	Value of
						of Shares	Shares or
	Number of	Number of				or Units	Units of
	Securities	Securities				of Stock	Stock
	Underlying	Underlying		Option		That	That
	Unexercised	Unexercised		Exercise	Option	Have Not	Have Not
	Options (#)	Options (#)		Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable		($)	Date	#	($)
Luis A. Rivera
Former President and
Chief Executive Officer	3,600,000 (1)			0.30	5/6/2015

Blaine Mathieu
Chief Marketing Officer	290,625	159,375	(2)	0.0	11/21/2017
	125,000	125,000	(3)	0.50	2/19/2018
	-	150,000	(4)	0.50	1/19/2020
	-	150,000	(5)	0.40	5/24/2020

Heidi Mackintosh
Chief Financial Officer	216,667	183,333	(6)	0.50	5/9/2018
	-	150,000	(4)	0.50	1/19/2020
	-	100,000	(5)	0.40	5/24/2020
____________________

(1)	The Compensation Committee granted this option to Mr. Rivera on May 6, 2005, and is now fully vested. As part of his terms of resignation, Mr. Rivera has until August 18, 2011 to exercise this option.

(2)	The Compensation Committee granted this option to Mr. Mathieu on November 1, 2007. Twenty-five percent of the shares underlying the option vest and became exercisable on November 1, 2008 and the remaining 75% vest and become exercisable vest and become exercisable in equal quarterly installments on the last day of each calendar quarter thereafter, provided that November 1, 2012 will be considered the last day of the quarter for vesting purposes. The exercise price of this option was reduced from $1.30 to $0.50 on July 9, 2009. These options have been surrendered and cancelled.

(3)	The Compensation Committee granted these options to Mr. Mathieu on February 19, 2008. The awards vest and became exercisable in four equal annual installments beginning on February 19, 2009. The exercise price of this option was reduced from $0.89 to $0.50 on July 9, 2009. These options have been surrendered and cancelled.

(4)	The Compensation Committee granted these options to Mr. Mathieu and Ms. Mackintosh on January 19, 2010. Twenty-five percent of the shares underlying the options vest and become exercisable on January 19, 2011 and the remaining 75% vest and become exercisable in equal quarterly installments on the last day of each calendar quarter thereafter, provided that January 19, 2014 will be considered the last day of the quarter for vesting purposes. These options have been surrendered and cancelled.

(5)	The Compensation Committee granted these options to Mr. Mathieu and Ms. Mackintosh on May 24, 2010. The awards vest and become exercisable in four equal annual installments beginning on May 24, 2011. These options have been surrendered and cancelled.

(6)	The Compensation Committee granted this option to Ms. Mackintosh on May 9, 2008. Twenty-five percent of the shares underlying the options vest and became exercisable on May 9, 2009 and the remaining 75% vest and become exercisable in equal quarterly installments on the last day of each calendar quarter thereafter, provided that May 9, 2012 will be considered the last day of the quarter for vesting purposes. The exercise price of this option was reduced from $0.83 to $0.50 on July 9, 2009. These options have been surrendered and cancelled.

Option Exercises and Stock Vested Table

     None of our named executive officers exercised any stock options during fiscal year 2010.

Equity Compensation Plan Information

Number of securities
remaining available for
	Number of securities to be	Weighted-average exercise	future
	issued upon exercise of	of	issuance under
	outstanding options,	outstanding options,	compensation
	warrants	warrants	plans (excluding securities
	and rights	and rights	related in (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans
approved by security holders	10,585,182	$0.52	6,614,818

Equity compensation plans not
approved by security holders		—	—

Total	10,585,182	$0.52	6,614,818

     We established the 2005 Plan on May 6, 2005. The 2005 Plan provides for grants of stock options and stock-based awards to our employees, directors, and consultants. Stock options issued in connection with the 2005 Plan are granted with an exercise price per share equal to the fair market value of a share of our Common Stock at the date of grant. All stock options have ten-year maximum terms and vest, either quarterly or annually and all within four years of grant date. The total number of shares of common stock issuable under the Equity Based Compensation Plan is 17,200,000. At June 30, 2010, there were 6,614,818 shares available for grant under the 2005 Plan.

     On July 9, 2009, the Compensation Committee unilaterally cancelled all outstanding compensatory options to purchase Common Stock held by current employees (including the named executive officers) with exercise prices in excess of $0.50 per share (the “Cancelled Options”). The Compensation Committee immediately replaced the Cancelled Options with options to purchase Common Stock with an exercise price of $0.50 per share (the “Replacement Options”). Otherwise, the terms of the Replacement Options are identical in all respects to the Cancelled Options, including the identical number of underlying shares of Common Stock, the same vesting schedule and the same vesting commencement date.

AUDIT COMMITTEE REPORT

     The Audit Committee’s purpose is to assist the Board of Directors in its oversight of internal controls, financial statements and the audit process. The Audit Committee operates pursuant to a charter adopted by the Board of Directors.

     Management is responsible for the preparation, presentation and integrity of the financial statements and maintaining internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm for the fiscal year ended June 30, 2010, Burr, Pilger & Mayer LLP, were responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

     In performing its oversight role, the Audit Committee reviewed, considered and discussed the audited financial statements for fiscal year 2010 with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Standard AU 380, Communication with Audit Committees, as currently in effect. The committee received the written disclosures and the letter from the independent registered public accounting firm required by “Communication with Audit Committees Concerning Independence” stating the independent registered public accounting firm was independent within in the meaning of PCAOB Rule 3520, as currently in effect. The Audit Committee also considered whether the performance of other non-audit services by the independent registered public accounting firm is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

     Based on the reports and discussions described in this report, and subject to the limitations on the roles and responsibilities of the committee referred to below and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2010, which was filed with the SEC on September 22, 2010.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in auditor independence standards. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that Burr, Pilger & Mayer LLP is in fact independent. The following individuals were the members of the Audit Committee during the fiscal year ended June 30, 2010:

     Andrew Richard Blair, Chairman

     Nicolas De Santis Cuadra

AUDIT FEES

     The following table sets forth the fees billed for professional audit services rendered to Lyris, Inc. by an independent registered public accounting firm, Burr Pilger Mayer, Inc., during fiscal year 2010 and 2009:

	Fiscal Year Ended June 30,
	2010	2009
	(In thousands)
Audit fees (1)	$225	$287
Audit related fees (2)	15	19
Total	$240	$306

____________________

(1)	Represents fees for professional services rendered in connection with the audit of our annual financial statements and review of our quarterly financial statements.

(2)	Represents fees for professional services rendered in connection with the audit of our 401(k) benefit plan annual financial statements.

     The Audit Committee of the Board of Directors has adopted a policy to pre-approve all audit, audit-related, tax and other services proposed to be provided by our independent auditor prior to engaging the auditor for that purpose. Consideration and approval of such services generally will occur at the Audit Committee’s regularly scheduled quarterly meetings. In situations where it is impractical to wait until the regularly scheduled quarterly meeting, the Audit Committee may delegate authority to approve the audit, audit-related, tax and other services to a member of the committee up to a certain pre-determined level as approved by the Audit Committee. During fiscal years 2010 and 2009, respectively, our Audit-Related fees as described above were not pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

     The following table sets forth information with respect to the beneficial ownership of the Common Stock as of March 31, 2011 by:
  each stockholder known by us to beneficially own more than five percent of the Common Stock;

  each of our directors;

  each of our named executive officers; and

  all directors and executive officers as a group.
     On March 31, 2011, there were 121,233,700 shares of Common Stock outstanding.

     We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons included in this table have sole voting and investment power with respect to all the shares of Common Stock beneficially owned by them, subject to applicable community property laws.

	Amount and Nature
	of Beneficial	Percentage of
Name of Beneficial Owner (a)	Ownership	Outstanding Shares
LDN Stuyvie Partnership (b)	42,453,126	35.0%

William T. Comfort, III (c)	56,074,338	46.3%

James A. Urry (d)	7,560,606	6.2%

Luis A. Rivera (e)	3,600,000	3.0%

Andrew Richard Blair (f)	1,002,200	*

Wolfgang Maasberg	625,000	*

Nicolas De Santis Cuadra	120,968	*

Blaine Mathieu	-

Heidi Mackintosh	-

All current directors and executive officers as a
group (10 persons)(g)	65,608,112	54.1%

______________________

*	Represents beneficial ownership of less than 1%.

(a)
Inclusion of information concerning shares held by or for their spouses or children or by entities in which a person has an interest does not constitute an admission of beneficial ownership by such person. Unless otherwise indicated, the address of each director and officer is 6401 Hollis St., Suite 125, Emeryville, CA 94608.

(b)
LDN Stuyvie Partnership is a limited partnership, the sole general partner of which is William T. Comfort III, our Chairman of the Board. The address of LDN Stuyvie Partnership is 127-131 Sloane St., 4th Floor, Liscartan House, SWIX 9AS, London, UK.

(c)	Includes shares held by LDN Stuyvie Partnership, of which Mr. Comfort is sole general partner.

(d)
Does not include the 42,453,126 shares beneficially owned by LDN Stuyvie Partnership, of which Mr. Urry’s spouse is a partner. Mr. Urry’s spouse has no dispositive or voting authority with respect to the shares beneficially owned by LDN Stuyvie Partnership, and Mr. Urry disclaims beneficial ownership of such shares.

(e)	Represents 3,600,000 shares subject to stock options held by Mr. Rivera on March 31, 2011 and exercisable within 60 days thereafter.

(f)
Includes 825,000 shares owned by Mr. Blair and his wife, 60,000 owned by the Freimark, Blair & Co. pension fund and 117,200 owned by the Blair Family Trust. Mr. Blair disclaims beneficial ownership of 27,600 of the shares owned by the Freimark, Blair & Co. pension fund and the entire 117,200 shares are owned by the Blair Family Trust.

(g)
Represents the shares owned and shares of common stock subject to stock options that are exercisable within 60 days after March 31, 2011 for the five current directors and officers in the table above. They also include an additional 225,000 shares of common stock that are held by five other executive officers. The denominator used to calculate percentage of outstanding shares has been adjusted for the fore mentioned shares.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our shares of common stock to file with the SEC initial reports of ownership and reports of changes in such ownership. SEC rules require such persons to furnish us with copies of all Section 16(a) reports that they file. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, we believe that the applicable Section 16(a) reporting requirements were complied with for all of the transactions which occurred in the fiscal year ended June 30, 2010 with the following exceptions. In July 2009, a Form 4 for Blaine Mathieu and a Form 4 for Ray Polanco, each for two transactions, and a Form 4 for one transaction for Heidi Mackintosh were not filed in a timely basis. In May 2010, a Form 4 for Blaine Mathieu, Heidi Mackintosh and Raymond Polanco, each for one transaction, were not filed in a timely basis.

ADDITIONAL INFORMATION

Stockholder Proposals for Next Annual Meeting

     Subject to Rule 14a-8 of the Exchange Act, any stockholders who desire to submit a proposal (a “Rule 14a-8 Proposal”) for inclusion in next year’s proxy statement must submit a Rule 14a-8 Proposal to us at our principal executive offices no later than January 13, 2012. Only those Rule 14a-8 Proposals that are timely received by us and are proper for stockholder action (and otherwise proper) will be included in our proxy materials.

     Stockholders desiring to propose action at the annual meeting of stockholders must comply with Article III of our Bylaws. Under Article III, a stockholder must submit to us, not fewer than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting or, in the event that the date of the meeting is changed by more than 30 days from the anniversary of the preceding year’s annual meeting, no later than the close of business on the 10th business day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made, a written notice setting forth (a) a brief description of the business desired to be brought before the meeting and the business reasons for conducting such business at the meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the number of shares of Common Stock which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (d) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business. The person presiding at the annual meeting will determine whether business is properly brought before the meeting and will not permit the consideration of any business not properly brought before the meeting.

     Written requests for inclusion of any stockholder proposal should be addressed to Corporate Secretary, Lyris, Inc., 6401 Hollis St., Suite 125, Emeryville, CA 94608. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

     The Board of Directors will consider any nominee recommended by stockholders for election at the annual meeting of the stockholders to be held following the fiscal year ending June 30, 2011, if that nomination is submitted in writing, in accordance with our Bylaws, to Corporate Secretary at the address in the preceding paragraph.

     It is important that Proxies be returned promptly. Whether or not you expect to attend the meeting in person, you are urged to complete, sign, date and return the Proxy in the enclosed postage paid, addressed envelope.

ANNUAL REPORT AND OTHER INFORMATION

     Our Annual Report to Stockholders for the fiscal year ended June 30, 2010, is being mailed to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

     A copy of our Annual Report on Form 10-K for the year ended June 30, 2009, as filed with the SEC, will be sent to any stockholder without charge upon written request addressed to Corporate Secretary, Lyris, Inc., 103 Foulk Road, Suite 205Q, Wilmington, Delaware 19803. The Annual Report on Form 10-K is also available at the SEC's website in its EDGAR database at www.sec.gov.

     Stockholders may request copies of our Code of Business Conduct and Ethics and the Audit Committee charter by writing to the Corporate Secretary at the address set forth in the previous paragraph.

     The Compensation Committee Report, the Audit Committee Report and references in this Proxy Statement to the independence of directors serving on the Audit Committee are not deemed to be “soliciting material” or “filed” with the SEC, are not subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any of the filings previously made or made in the future by us under the Exchange Act or the Securities Act of 1933, as amended (except to the extent we specifically incorporate any such information into a document that is filed).

By Order of the Board of Directors,

/s/ Wolfgang Maasberg
Wolfgang Maasberg
Chief Executive Officer

APPENDIX A

SECOND AMENDMENT TO
THE CERTIFICATE OF INCORPORATION
OF
LYRIS, INC.

     Lyris, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

     1. The name of the Corporation is Lyris, Inc. and the Corporation was originally incorporated under the name J. L. Halsey Corporation. The original Certificate of Incorporation was filed with the Delaware Secretary of State on January 14, 2002, and was amended pursuant to the Certificate of Amendment filed with the Delaware Secretary of State on February 1, 2002 (as amended, the “Certificate of Incorporation”).

     2. This Second Amendment to the Certificate of Incorporation (the “Second Amendment”) was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     3. This Second Amendment hereby amends Article FOURTH of the Certificate of Incorporation to add the following paragraphs at the end of clause (A):

     Effective at 5:00 P.M., Pacific Time, on , 20 (the “Reverse Split Effective Time”), every ( ) shares of Common Stock issued and outstanding immediately prior to such filing (“Outstanding Common Stock”) shall, without any action on the part of the holder thereof, be converted into, and deemed for all purposes to immediately represent, one (1) validly issued, fully paid and non-assessable share of Common Stock, subject to the treatment of fractional share interests described below (the “Reverse Stock Split”). Each certificate representing shares of Outstanding Common Stock shall thereafter represent the number of shares of Common Stock resulting after the Reverse Stock Split is given effect.

     No certificates representing fractional shares of Common Stock will be issued, and, as of the Reverse Split Effective Time, stockholders otherwise entitled to receive fractions of shares of Common Stock (after aggregating all fractional shares held by such stockholder) shall have no further interest as stockholders with respect to such fractions of shares. The Corporation will pay in cash (without interest) the fair value of fractions of shares of Common Stock that would otherwise result from the Reverse Stock Split based upon the last trade price of the Common Stock on the OTC Bulletin Board on the date of the Reverse Split Effective Time (or, in the event the Common Stock is not traded at the Reverse Split Effective Time, such last trade price on the next preceding day on which the Common Stock is traded).

     Immediately following the Reverse Split Effective Time, the total number of shares of capital stock which the Corporation shall have the authority to issue shall be 40,000,000 shares of Common Stock, $0.1 par value per share and 4,000,000 shares of Preferred Stock, par value $0.1 per share.

     4. This Second Amendment shall be effective as of the date on which it is accepted for filing by the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Lyris, Inc. has caused this certificate to be signed by the undersigned this day of , 2011.

LYRIS, INC.

By:

Wolfgang Maasberg
Chief Executive Officer

Appendix B
FIRST AMENDED AND RESTATED

LYRIS, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I PURPOSE

     The primary function of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Lyris, Inc., a Delaware corporation (the "Company") is to assist the Board in fulfilling its oversight responsibilities for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's financial policies, procedures and practices at all levels. More specifically, the Committee's primary duties and responsibilities are to serve as an independent and objective party to:
  Oversee the Company's financial reporting process and internal control system.

  Oversee the quality and integrity of the financial statements and other financial information the Company provides to any governmental body or the public.

  Review and appraise the independence of the Company's external auditors and ensure receipt from them of the written disclosures and letter required by Independence Standard Board Standard No. 1.

  Select, review and appraise the audit efforts of the Company's independent accountants and internal auditing department (reference to internal auditors or the internal audit department in this Charter shall include both internal audit activities and functions conducted by employees of the Company or by outside auditors appointed for such purposes) and, where appropriate, replace the independent accountants or internal audit department.

  Oversee the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established.

  Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board, always emphasizing that the independent accountants are ultimately accountable to the Committee and the Board.

  Fulfill such other duties as are directed by the Board.
The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section V of this Charter.

II COMPOSITION

     The Committee shall be comprised of one or more directors as the Board determines, each of whom shall be independent and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall also meet the independence and experience requirements as set forth in the Nasdaq Stock Market, Inc. (the “Nasdaq”) Marketplace Rule 4200(a)(15). No member may accept, directly or indirectly, any consulting, advisory, or other compensatory fees from the Company or any of its subsidiaries other than director or committee fees. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until the next annual meeting of the Board, or until their successors shall be duly elected and qualified. Unless the Board designates a Chair of the Committee, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III MEETINGS

     The Committee shall meet at least once quarterly, or more frequently as circumstances warrant. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department, and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Company's financials.

IV ACCOUNTABILITY OF THE INDEPENDENT AUDITORS

     The independent auditors are accountable to the Committee and report directly to the Committee. The Committee shall have the sole authority and responsibility with respect to the selection, engagement, compensation, oversight, evaluation and, where appropriate, dismissal of the Company’s independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Committee, or a member thereof, must pre-approve any non-audit service provided to the Company by the Company’s independent auditors.

V RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Committee shall:

Review
  Review and (if appropriate) update this Charter periodically, but at least annually, as circumstances warrant.

  Review the Company's quarterly and annual financial statements with financial management and the independent accountants prior to its filing or prior to the release of earnings, including any certification report, opinion, or review rendered by the independent accountants. The Chair of the Committee may represent the entire Committee for purposes of this review.

  Based on its reviews, make its recommendation to the Board as to the inclusion of the Company’ audited financial statements in the Company’s annual report on Form 10-K.

  Review any disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Committee regarding significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize, and report financial data.

  Review with management and the independent auditors any significant transactions that are not a normal part of the Company’s operations and changes, if any, in the Company’s accounting principles or their application.

  Review the regular internal reports to management prepared by the internal auditing department and management's response.

  Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

  Be responsible for the resolution of any disagreements between the independent auditors and management regarding the Company’s financial reporting.

     Management, with the concurrence of the Committee, shall appoint, terminate or replace a director of internal audit or, at the discretion of the Board, select and contract with outside auditors to perform the function of an internal audit department. The director of internal audit or any outside auditors serving as internal auditors shall report directly to the Committee, and the Committee shall direct the scope of their duties and activities in accordance with this Charter.

Independent Accountants
  Annually recommend to the Board the selection of the independent accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to evaluate the effect of those relationships on the accountants' independence.

  Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

  Periodically consult with the independent accountants out of the presence of management about internal controls and the completeness and accuracy of the organization's financial statements.

  Review and pre-approve the plan and scope of all auditing services (including comfort letters) and all non-audit services provided to the Company by its independent accountants, including compensation to be paid to the independent accountants. The Committee may delegate pre-approval authority to one or more Committee members provided the decision of such member(s) is presented to the full Committee at the next meeting.

  Ensure that the lead audit partner and reviewing audit partner of the Company’s independent auditors are rotated at least every five years.

  Each year obtain and review reports from the independent auditors that include (i) all critical accounting policies and practices used; (ii) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, their ramifications and the preferences of the independent auditors; and (iii) other material written communications between the independent auditors and management.
Financial Reporting Processes
  In consultation with the independent accountants and the internal auditors, review the integrity of the Company's financial reporting processes, both internal and external.

  Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

  Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.
Process Improvement
  Establish regular and separate systems of reporting to the Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

  Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit.

  Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

  Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as the Committee decides.)
Ethical and Legal Compliance
  Establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls, auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

  Review the quarterly disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Committee regarding (i) significant deficiencies or weaknesses in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data; and (ii)any fraud, including that which involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

  Investigate at its discretion any matter brought to its attention by, without limitation, enumeration, reviewing the books, records and facilities of the Company and interviewing Company officers or employees.

  Establish, review and update periodically Standards of Business Conduct and evaluate whether management has established systems to enforce these standards.

  Review management's monitoring of the Company's compliance programs and evaluate whether management has the proper review systems in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

  Review activities, organizational structure, and qualifications of the internal audit function.

  Review with the Company's in-house or outside legal counsel any legal matter that could have a significant effect on the Company's financial statements.

  Prepare the report required by rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

  Perform any other activities consistent with this Charter, the Company's Certificate of Incorporation and Bylaws, the independence requirements as set forth in the Nasdaq listing standards and governing law as the Committee or the Board deems necessary or appropriate.
VI AUTHORITY AND LIMITATIONS

     The Committee shall have the authority to take all actions it deems advisable to fulfill its responsibilities and duties. The Committee shall have the authority to retain special legal counsel, accounting experts, or other consultants to advise the Committee, which may be the same as or different from the Company's primary legal counsel, accounting experts and other consultants. The Committee may require any officer or employee of the Company or any of its subsidiaries, the Company's outside legal counsel, and the Company's external auditors to meet with the Committee or any member of the Committee.

     The Company shall provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to the independent auditors employed by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services; (ii) compensation to any special legal counsel, accounting experts or other consultants employed by the Committee; and (iii) ordinary administrative expenses of the Committee.

     While the Committee has the responsibilities and powers set forth in this Charter and management and the independent accountants for the Company are ultimately accountable to the Board and the Committee, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of management.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF LYRIS, INC. (FORMERLY J. L. HALSEY CORPORATION)

for the June 7, 2011 Annual Meeting of Stockholders and any postponement(s) or adjournment(s) thereof.

     The undersigned hereby: (a) acknowledges receipt of the Notice of the Annual Meeting of the Stockholders of Lyris, Inc. to be held on June 7, 2011 (the “Annual Meeting”), and the associated Proxy Statement; (b) appoints Wolfgang Maasberg as proxyholder, with the power to appoint a substitute; (c) authorizes each proxyholder to represent and vote, as designated below, all of the shares of Common Stock of the Company, par value $0.01 per share, held of record by the undersigned at the close of business April 15, 2011, at the Annual Meeting and at any postponement(s) or adjournment(s) thereof; and (d) revokes any proxies previously given.

1.	The Board of Directors recommends a vote FOR each Class III director of the Company listed below, to serve until the Annual Meeting of Stockholders following the 2013 fiscal year and until such director’s respective successors shall be elected and qualified, or until such director’s earlier death, resignation or removal from office, respectively.

William T. Comfort, III

FOR ☐	WITHHOLD ☐

Wolfgang Maasberg

FOR ☐	WITHHOLD ☐

2.	The Board of Directors recommends a vote FOR approval and adoption of an amendment to the Company’s Certificate of Incorporation to effect the Reverse Stock Split at a ratio of not less than one for ten and not more than one for fifteen and a grant of discretionary authority to the Board of Directors to effect the Reverse Stock Split.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	The Board of Directors recommends a vote FOR ratification of the appointment of Burr, Pilger & Mayer LLP as the independent auditors for the Company for the fiscal year ending June 30, 2011.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.
The Board of Directors recommends a vote FOR granting of authority to the proxyholder to vote, in such proxyholder’s discretion, on any other matters as may be properly brought before the Annual Meeting pursuant to the Company’s bylaws.

FOR ☐	AGAINST ☐	ABSTAIN ☐

This Proxy Card, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this Proxy will be voted FOR the proposals set forth above.

Please sign, date, and return this Proxy as promptly as possible in the envelope provided:

Dated: ___________________________, 2011

X

X
Signature(s) of Stockholders

Joint owners should each sign. Signature(s) should correspond with the name(s) printed on your stock certificates. Attorneys, executors, administrators, and guardians should give full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.